EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., Dec. 19, 2013 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) reported that its board of directors today declared a regular quarterly cash dividend of $.1275 per share of the Company's Class A common stock and $.1150 per share of the Company's Class B common stock. The dividends are payable on February 18, 2014 to stockholders of record as of the close of business on February 3, 2014.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably over the past 25 years. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

As Forbes reported, Donegal Group Inc. was named to a list of the 100 Most Trustworthy Companies for 2013 and 2012, ranking the company among firms that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. A reprint of the Forbes article is available as a "Featured Report" on the Company's website at http://investors.donegalgroup.com.

CONTACT: Jeffrey D. Miller
         Senior Vice President & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com